EX-99.1

Contacts:
Elise Caffrey	Matthew Lloyd
Investor Relations	Media Relations
iRobot Corp.	iRobot Corp.
(781) 430-3003	(781) 430-3720
ecaffrey@irobot.com	mlloyd@irobot.com

iRobot Reports Strong Second-Quarter Financial Results
Increases Full-Year 2017 Financial Expectations; U.S. Q2 Revenue Up More Than 45%

BEDFORD, Mass., July 25, 2017 - iRobot Corp. (NASDAQ: IRBT), a leader in consumer robots, today announced its financial results for the second quarter ended July 1, 2017.

“Our outstanding second-quarter results exceeded our expectations. Based on our Q2 results, and our outlook for the rest of 2017, fueled by positive momentum in the United States and EMEA, we are increasing our full-year 2017 financial expectations. We now expect 2017 revenue of $815 to $825 million, a 24 - 26% increase over 2016 consumer revenue, operating income of between $67 and $75 million, and EPS of between $1.80 and $2.00, none of which reflects any impact of our announced acquisition of our largest European distributor,” said Colin Angle, chairman and chief executive officer of iRobot.

“Our increased expectations reflect our increased confidence that U.S. and EMEA momentum will continue and that full-year revenue in those regions will grow roughly 30% and high-teens percent respectively.

“With our increased expectations for full-year revenue, we plan to reinvest a portion of the incremental profitability to capitalize on the strong U.S. and EMEA momentum and ensure our continued product leadership in a rapidly growing, competitive marketplace. We will make incremental S&M investments to further promote our Braava family of robots, building on the momentum we have seen over the past couple of quarters. In addition, we will make additional investments in R&D to accelerate our product roadmap in anticipation of new product launches in 2018.”

Financial Results

•
Note: 2016 first-half results include Defense & Security revenue of $3 million versus $0 in the first half of 2017. Divestiture of the Defense & Security business negatively impacted first-half 2016 operating income by $5.6 million and EPS by ($0.11).

•
Revenue for the second quarter of 2017 was $183.1 million, compared with $148.7 million for the second quarter of 2016. Revenue for the first half of 2017 was $351.6 million, compared with $279.5 million last year.

•
Operating income in the second quarter of 2017 was $4.1 million, compared with $5.9 million in the second quarter of 2016. For the first half of 2017, operating income was $25.7 million, compared with $11.4 million a year ago.

•
Quarterly earnings per share were $0.27 for the second quarter of 2017, compared with $0.17 in the second quarter of 2016. First-half earnings per share were $0.85, compared with $0.30 in the first half of 2016. Second-quarter and first-half 2017 EPS included discrete tax benefits of $0.15 and $0.21, respectively, due to the new accounting standard related to stock compensation expense that we adopted in Q1 2017.

Business Highlights

•
In the U.S., consumer revenue grew more than 45% year over year. On July 11, 2017, Amazon Prime Day and the biggest selling day in Amazon’s history, we sold more than twice the volume sold on Prime Day in 2016, which was twice what the volume sold in 2015. The Roomba 652 was ranked #1 in robotic vacuum cleaners, #1 in all floor care and #2 in all home & kitchen for 2017 Prime Day.

•
We introduced the Roomba 890 and Roomba 690 Wi-Fi connected vacuuming robots in the U.S., EMEA and China, extending the benefits of cloud-connected cleaning at lower price points. In addition, we launched the Roomba 900 series robots in China.

•	In a separate release, we announced our planned acquisition of Robopolis, our largest European distributor, which is expected to close at the beginning of Q4 2017.

Financial Expectations

Management provides the following expectations with respect to the fiscal year ending December 30, 2017.

(In $millions except Earnings Per Share)

Fiscal Year 2017:	Previous	Updated (excl effect of acquisition)	Anticipated effect of acquisition*	Updated (incl effect of acquisition)
Revenue	$780 - $790	$815 - $825	$25 - $35	$840 - $860
Operating Income	$60 - $70	$67 - $75	($18) - ($12)	$50 - $60
Earnings Per Share	$1.45 - $1.70	$1.80 - $2.00	($0.45) - ($0.30)	$1.35 - $1.70

*See detailed schedule at end of earnings release

Second-Quarter Conference Call
iRobot will host a conference call tomorrow at 8:30 a.m. ET to discuss its financial results for the second fiscal quarter 2017 and outlook for fiscal year 2017 financial performance.

Pertinent details include:

Date:	Wednesday, July 26
Time:	8:30 a.m. ET
Call-In Number:	213-358-0894
Passcode:	15405594

A live, audio broadcast of the conference call also will be available at:
http://investor.irobot.com/phoenix.zhtml?c=193096&p=irol-eventDetails&EventId=5242676.
An archived version of the broadcast will be available on the same website shortly after the conclusion of the live event. A replay of the telephone conference call will be available through August 2, and can be accessed by dialing 404-537-3406, passcode 15405594.

About iRobot Corp.
iRobot, the leading global consumer robot company, designs and builds robots that empower people to do more both inside and outside of the home. iRobot created the home robot cleaning category with the introduction of its Roomba® Vacuuming Robot in 2002. Today, iRobot is a global enterprise that has sold more than 15 million robots worldwide. iRobot's product line, including the Roomba and the Braava™ family of mopping robots, feature proprietary technologies and advanced concepts in cleaning, mapping and navigation. iRobot's engineers are building an ecosystem of robots and data to enable the smart home. For more information about iRobot, please visit www.irobot.com.
For iRobot Investors
Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements relating to, among other things, iRobot Corp.’s expectations regarding: future financial performance; future operating performance; revenue growth; demand for our robots; the timing, and the impact on financial results, of the announced acquisition of our European distributor; the intent to make, and the impact on financial results of, strategic investments, including incremental investments in sales and marketing and additional investments in research and development; the introduction of new products, including the timing thereof; and anticipated revenue, operating income and earnings per share for the fiscal year ended December 30, 2017.  These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: our ability to operate in an emerging market; the financial strength of our customers and retailers; general economic conditions; market acceptance of and adoption of our products; and competition.  Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. iRobot Corp. undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by iRobot Corp., see the disclosure contained in our public filings with the Securities and Exchange Commission.
This press release includes Adjusted EBITDA, which is a non-GAAP financial measure as defined by SEC Regulation G.  We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, stock-based compensation expense, net merger, acquisition and divestiture (income) expense, net intellectual property litigation expense, and restructuring expense.  A reconciliation between net income and Adjusted EBITDA is provided in the financial tables at the end of this press release.

iRobot Corporation
Consolidated Statements of Income
(in thousands, except per share amounts)
(unaudited)

	For the three months ended		For the six months ended
	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016
Revenue	$183,148	$148,696	$351,615	$279,500
Cost of revenue	93,257	79,044	174,381	147,887
Gross margin	89,891	69,652	177,234	131,613
Operating expenses:
Research and development	26,167	18,544	51,675	38,272
Selling and marketing	40,123	29,107	62,698	49,047
General and administrative	19,513	16,143	37,135	32,907
Total operating expenses	85,803	63,794	151,508	120,226
Operating income	4,088	5,858	25,726	11,387
Other income, net	1,686	1,419	1,689	1,619
Income before income taxes	5,774	7,277	27,415	13,006
Income tax (benefit) expense	(2,129)	2,463	3,153	4,260
Net income	$7,903	$4,814	$24,262	$8,746

Net income per share
Basic	$0.29	$0.18	$0.89	$0.31
Diluted	$0.27	$0.17	$0.85	$0.30

Number of shares used in per share calculations
Basic	27,516	27,360	27,410	28,198
Diluted	28,778	27,836	28,581	28,717

Stock-based compensation included in above figures:
Cost of revenue	$251	$150	$477	$371
Research and development	1,147	741	2,246	1,570
Selling and marketing	571	387	1,141	872
General and administrative	2,735	2,708	5,171	5,065
Total	$4,704	$3,986	$9,035	$7,878

iRobot Corporation
Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	July 1, 2017	December 31, 2016

Assets
Cash and cash equivalents	$220,173	$214,523
Short term investments	39,939	39,930
Accounts receivable, net	37,510	72,909
Unbilled revenue	4,162	139
Inventory	83,247	50,578
Other current assets	14,211	5,591
Total current assets	399,242	383,670
Property and equipment, net	37,108	27,532
Deferred tax assets	35,853	30,585
Goodwill	41,332	41,041
Intangible assets, net	17,645	12,207
Other assets	13,611	12,877
Total assets	$544,791	$507,912

Liabilities and stockholders' equity
Accounts payable	$66,167	$67,281
Accrued expenses	28,167	19,854
Accrued compensation	15,309	21,015
Deferred revenue and customer advances	3,069	4,486
Total current liabilities	112,712	112,636
Long term liabilities	6,282	6,320
Stockholders' equity	425,797	388,956
Total liabilities and stockholders' equity	$544,791	$507,912

iRobot Corporation
Consolidated Statements of Cash Flows
(unaudited, in thousands)

	For the six months ended
	July 1, 2017	July 2, 2016
Cash flows from operating activities:
Net income	$24,262	$8,746
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,815	6,729
Loss on disposal of property and equipment	42	182
Loss on equity method investment	21	—
Impairment on cost method investment	155	—
Gain on sale of business unit	—	(433)
Gain on sale of cost method investment	(1,056)	(634)
Stock-based compensation	9,035	7,878
Deferred income taxes, net	(2,656)	1,602
Tax benefit of excess stock-based compensation deductions	—	(776)
Non-cash director deferred compensation	32	50
Changes in operating assets and liabilities — (use) source
Accounts receivable	22,513	39,202
Unbilled revenue	(4,024)	198
Inventory	(10,820)	2,698
Other assets	(7,478)	(7,432)
Accounts payable	(1,953)	(16,496)
Accrued expenses	5,661	(3,126)
Accrued compensation	(7,606)	(2,717)
Deferred revenue and customer advances	(1,875)	(211)
Long term liabilities	(278)	164
Net cash provided by operating activities	32,790	35,624

Cash flows from investing activities:
Additions of property and equipment	(13,272)	(4,881)
Change in other assets	(911)	(428)
Proceeds from sale of business unit	—	23,520
Cash paid for business acquisition, net of cash acquired	(16,524)	—
Purchase of investments	(7,034)	(9,552)
Sales and maturities of investments	7,000	8,000
Proceeds from sale of cost method investment	1,056	634
Net cash provided by (used in) investing activities	(29,685)	17,293

Cash flows from financing activities:
Proceeds from stock option exercises	5,365	3,143
Income tax withholding payment associated with restricted stock vesting	(2,974)	(1,264)
Stock repurchases	—	(97,021)
Tax benefit of excess stock-based compensation deductions	—	776
Net cash provided by (used in) financing activities	2,391	(94,366)

Effect of exchange rate changes on cash and cash equivalents	154	—
Net increase (decrease) in cash and cash equivalents	5,650	(41,449)
Cash and cash equivalents, at beginning of period	214,523	179,915
Cash and cash equivalents, at end of period	$220,173	$138,466

iRobot Corporation
Supplemental Information
(unaudited)

	For the three months ended		For the six months ended
	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016

Revenue: *
Consumer	$183,148	$148,104	$351,397	$275,792
Domestic	$97,315	$66,483	$182,104	$129,643
International	$85,833	$81,621	$169,293	$146,149

Defense & Security	$—	$—	$—	$3,075

Gross Margin Percent	49.1%	46.8%	50.4%	47.1%

Consumer units shipped*	749	674	1,453	1,224
Vacuum	638	599	1,220	1,077
Mopping	110	70	231	137

Consumer revenue**	183	148	351	276
Vacuum***	167	139	318	258
Mopping***	18	10	34	19

Average gross selling prices for robot units - Consumer	$275	$240	$267	$248

Days sales outstanding	21	36	21	36

Days in inventory	81	54	81	54

Headcount	760	554	760	554

* in thousands
** in millions
*** includes accessory revenue

iRobot Corporation
Adjusted EBITDA Reconciliation to GAAP
(unaudited, in thousands)

	For the three months ended		For the six months ended
	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016

Net income	$7,903	$4,814	$24,262	$8,746

Interest income, net	(482)	(198)	(865)	(470)
Income tax (benefit) expense	(2,129)	2,463	3,153	4,260
Depreciation	2,958	2,446	5,538	4,913
Amortization	2,280	908	3,186	1,816

EBITDA	10,530	10,433	35,274	19,265

Stock-based compensation expense	4,704	3,986	9,035	7,878
Net merger, acquisition and divestiture (income) expense	931	(505)	1,771	853
Net intellectual property litigation expense	382	305	644	361
Restructuring expense	—	1,702	—	1,702

Adjusted EBITDA	$16,547	$15,921	$46,724	$30,059

Use of Non-GAAP Financial Measures

In evaluating its business, iRobot considers and uses Adjusted EBITDA as a supplemental measure of its operating performance. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, stock-based compensation expense, net merger, acquisition and divestiture (income) expense, net intellectual property litigation expense, and restructuring expense. The Company also presents Adjusted EBITDA because it believes it is frequently used by securities analysts, investors and other interested parties as a measure of financial performance.

The term Adjusted EBITDA is not defined under U.S. generally accepted accounting principles, or U.S. GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP. Adjusted EBITDA has limitations as an analytical tool, and when assessing the Company's operating performance, investors should not consider Adjusted EBITDA in isolation, or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with U.S. GAAP. Among other things, Adjusted EBITDA does not reflect the Company's actual cash expenditures. Other companies may calculate similar measures differently than iRobot, limiting their usefulness as comparative tools. iRobot compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only supplementally.

iRobot Corporation
Expected Incremental Impact of Robopolis Acquisition
(in millions, except per share amounts)
(unaudited)

Fiscal Year 2017
	Actual	Actual	Expected	Expected	Expected
	Three	Three	Three	Three	Twelve
	Months Ending	Months Ending	Months Ending	Months Ending	Months Ending
	April 1	July 1	September 30	December 30	December 30

Revenue	—	—	—	$25 - $35	$25 - $35

Net income (loss) per share	($0.01)	($0.02)	($0.07 - 0.04)	($0.35 - 0.23)	($0.45 - 0.30)